UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following unaudited pro forma condensed combined statement of operations of Fuwaysun Technology, Ltd (“FTUS” or the “Company”) gives effect to the merger of FTUS and AgriSolar Solutions, Inc. (“AGSO”) as if such transaction occurred at the beginning of the periods presented.  The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2009 is derived from the audited financial statements of FTUS and unaudited financial statements of AGSO.  The unaudited pro forma condensed combined statement of operations for the none months ended December 31, 2009 is derived from the unaudited financial statements of FTUS and AGSO.

     The unaudited pro forma condensed combined balance sheet at December 31, 2009 gives effect to the Merger of FTUS and AGSO as if such transaction occurred on December 31, 2009.  The unaudited pro forma condensed combined balance sheet is derived from the historical balance sheets of FTUS and AGSO as of December 31, 2009.

     The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by FTUS in its operations from the historical  operations and are presented for  informational purposes only and should not be construed to be  indicating  (i) the results of  operations or the financial  position of FTUS that  actually  would have  occurred had the proposed merger  been  consummated  as of the  dates  indicated  or (ii) the  results  of operation or the financial position of FTUS in the future.

     The proposed Merger is expected to be accounted for as a reverse merger and it is the intention of the parties to discontinue the operations of AGSO immediately upon closing.

     The following pro forma  condensed  combined  financial  data and notes are qualified in their  entirety by reference to, and should be read in  conjunction with, "Management’s Discussion and Analysis of Financial Condition and Results of Operation," the consolidated  financial  statements and notes thereto of FTUS and AGSO and other historical information included elsewhere in this filing.

Fuwaysun Technology, Ltd.
Pro Forma Balance Sheet
As At December 31, 2009

Assets	FTUS	AGSO	Adjustments	Pro Forma

Current Assets
Cash and cash equivalents	$1,017,671	$22,334	$(22,334)	$1,017,671
Cash – restricted	-	5,058	(5,058)	-
Accounts Receivable	612,053	137,189	(137,189)	612,053
Current portion of notes receivable	-	14,231	(14,231)	-
Inventory	1,067,879	-	-	1,067,879
Prepayments and other receivables	184,975	13,007	(13,007)	184,975
Fixed assets, net	1,597,881	13,660	(13,660)	1,597,881
Patent	7,500	-	0	7,500

Total Assets	$4,487,959	$205,479	$(205,479)	$4,487,959

Liabilities and Shareholders' Equity

Current liabilities
Accounts payable	$53,816	$542,519	$(542,519)	$53,816
Advances from customers	91,673	-	-	91,673
Current portion of debt obligations	147,815	268,996	(83,996)	332,815
Note payable	1,315,607	-	-	1,315,607
Amount due to a stockholder	539,166	-	-	539,166
Accrued liabilities and other payables	335,014	194,657	(194,657)	335,014
Notes payable-related parties	-	1,079,963	(1,079,963)	-

Total liabilities	2,483,091	2,086,135	(1,901,135)	2,668,091

Shareholder's equity (deficit)

Common stock	1,448,119	298	-	1,448,417
Additional paid in capital	2,015,607	2,271,344	(2,227,597)	2,059,354
Accumulated other comprehensive income	38,952	-	-	38,952
Retained earnings (deficit)	(1,587,810)	(4,152,298)	3,967,298	(1,772,810)

Total shareholders' equity	1,914,868	(1,880,656)	1,739,701	1,773,913

Total liabilities and shareholders' equity	$4,397,959	$205,479	$(161,434)	$4,442,004

Fuwaysun Technology, Ltd.
Pro Forma Statement of Operations
For the Nine Months Ended December 31, 2009

	FTUS	AGSO	Adjustments	Pro Forma

Revenues	$2,735,455	$2,102,670	$(2,102,670)	$2,735,455
Cost of revenue	1,601,330	2,819,475	(2,819,475)	1,601,330

Gross profit	1,134,125	(716,805)	716,805	1,134,125

				-
Operating expenses	1,859,568	704,559	(704,559)	1,859,568

Operating income (loss)	(725,443)	(1,421,364)	1,421,364	(725,443)

Other income (expense)
Interest Expense	(30,765)	(9,430)	(7,220)	(47,415)
Interest Income	83	18,341	(18,341)	83
Other income (expense) net	-	147,893	(147,893)	-

Net other income (expense)	(30,682)	156,804	(173,454)	(47,332)

Net (loss)	$(756,125)	$(1,264,560)	$1,247,910	$(772,775)

Earnings per share - primary and fully diluted				$-

Fuwaysun Technology, Ltd.
Pro Forma Statement of Operations
For the Year Ended March 31, 2009

	FTUS	AGSO	Adjustments	Pro Forma

Revenues	$1,523,927	$4,687,615	$(4,687,615)	$1,523,927
Cost of revenue	1,484,209	3,773,739	(3,773,739)	1,484,209

Gross profit	39,718	913,876	(913,876)	39,718

				-
Operating expenses	375,966	1,854,264	(1,854,264)	375,966

Operating income (loss)	(336,248)	(940,388)	940,388	(336,248)

Other income (expense)
Interest Expense	(38,043)	(100,871)	78,671	(60,243)
Interest Income	483	-	-	483
Other income (expense) net	7,267	37,576	(37,576)	7,267

Net other income (expense)	(30,293)	(63,295)	41,095	(52,493)

Net (loss)	$(366,541)	$(1,003,683)	$981,483	$(388,741)

Earnings per share - primary and fully diluted				$-

(1)  On January 8, 2010, FTUS completed the transaction to acquire control of AGSO through the purchase of a total of 172,712 shares, or approximately 57.88%, of the then issued and outstanding common stock of the AGSO. The shares were purchased from Lotus Holdings, LLC, a shareholder of AGSO, for a total purchase price of $350,000, including $200,000 paid in cash and $150,000 through execution of a promissory note due and payable on or before January 8, 2011.

Concurrently, on January 8, 2010, FTUS entered into a Share Exchange Agreement (the “Agreements”) with AGSO among the stockholders of FTUS and AGSO. Pursuant to the Agreements, the stockholders of FTUS transferred all of the issued and outstanding shares in the Company to AGSO in exchange for an aggregate of 58,055,000 shares of common stock of AGSO, thus causing FTUS to become a subsidiary of AGSO.

(2)  The pro forma condensed combined statements of operations gives effect to the Merger of FTUS with AGSO as if the merger occurred at the beginning of the periods presented.  Interest expense has been adjusted to reflect additional accrual of $22,200 for the year ended March 31, 2009 and $16,650 for the none months ended December 31, 2009 related to certain notes payable of AGSO that survive the merger.

(3)  The pro forma weighted average shares outstanding for basic earnings (loss) per share gives effect to the issuance of 58,055,000 shares of AGSO stock.